Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Doug Guarino, Director of Corporate Relations 781 647 3900

Alere Inc. Announces Completion of $425 Million Senior Subordinated Notes Offering

and Early Results of its Tender Offer and Consent Solicitation

for Any and All of its 9% Senior Subordinated Notes due 2016

WALTHAM, Mass., May 28, 2013 – Alere Inc. (NYSE: ALR) (the “Company”) announced today that it has completed its previously announced offering of $425 million aggregate principal amount of senior subordinated notes. The notes will bear interest at a rate of 6.5% per year, payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2013, and will mature on June 15, 2020 unless earlier redeemed (the “6.5% Notes”). The Company will use the net proceeds from the offering to finance the repurchase or redemption of all of its outstanding $400 million aggregate principal amount of 9% senior subordinated notes due 2016 (the “9% Notes”) (CUSIP No: 01449JAB1), and to pay related tender, consent solicitation or redemption fees, premiums, costs and expenses, as well as accrued interest on the 9% Notes.

The Company also announced that it has purchased approximately $190.6 million in principal amount of the 9% Notes, or approximately 47.7% of the outstanding principal amount of the 9% Notes, pursuant to the Company’s previously announced cash tender offer and consent solicitation. The purchased 9% Notes were validly tendered on or before 5:00 p.m., New York City time, on May 23, 2013.

The tender offer is ongoing and is subject to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated May 10, 2013 (the “Offer to Purchase”). The tender offer will expire at 11:59 p.m., New York City time, on June 7, 2013 unless extended or earlier terminated.

The Company’s consent solicitation with respect to the 9% Notes terminated by its terms on May 23, 2013, and the consents received were insufficient to approve the proposed amendments to the indenture under which the 9% Notes were issued. As a result, the indenture will not be amended as proposed in the consent solicitation.

Holders who tendered their 9% Notes (and did not withdraw them before the Withdrawal Deadline (as defined in the Offer to Purchase)) and thereby provided their consents to the proposed amendments to the indenture on or before 5:00 p.m. on May 23, 2013 will receive $1,050 for each $1,000 principal amount of 9% Notes validly tendered. Holders who tendered or tender their 9% Notes after 5:00 p.m. on May 23, 2013 and on or before the expiration of the tender offer will receive $1,020 for each $1,000 principal amount of 9% Notes validly tendered. Holders who validly tendered or tender, and did not validly withdraw, 9% Notes that have been or are accepted for purchase by the Company will also receive accrued and unpaid interest from May 15, 2013 to (but excluding) the applicable payment date.

The Company further announced that, on May 24, 2013, it issued a notice of optional redemption to holders of 9% Notes that all 9% Notes outstanding on June 24, 2013 will be redeemed on that date at a redemption price equal to 104.5% of the principal amount of such 9% Notes plus accrued and unpaid interest from May 15, 2013 to (but excluding) June 24, 2013 upon the terms set forth in the notice. 9% Notes that have been or are purchased by the Company pursuant to the tender offer will not be outstanding on June 24, 2013 and will not be redeemed as provided in the notice.

The Company has engaged Goldman, Sachs & Co. as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Persons with questions regarding the tender offer and consent solicitation should contact Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-6436 (collect). Requests for documents should be directed to i-Deal LLC, the Tender Agent and Information Agent for the tender offer and consent solicitation, at (212) 849-3880 (brokers and bankers) or (888) 593-9546 (all others).

This press release is for information purposes only and is not an offer to purchase or a solicitation of acceptance of the offer to purchase any of the 9% Notes. The tender offer is being made only pursuant to the tender offer documents, including the Offer to Purchase, which the Company has distributed to holders of 9% Notes. The tender offer is not being made to holders of 9% Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The private placement of the 6.5% Notes was made to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The 6.5% Notes have not been, and will not be, registered under the Securities Act. Unless so registered, the 6.5% Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the 6.5% Notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Alere Inc.

By developing new capabilities in near-patient diagnosis, monitoring and health information technology, Alere enables individuals to take charge of improving their health and quality of life at home. Alere’s global leading products and services, as well as its new product development efforts, focus on cardiology, infectious disease, toxicology and diabetes. Alere is headquartered in Waltham, Massachusetts.